Exhibit 99.1

Rogers Corporation Reports 2010 First Quarter Results

ROGERS, Conn.--(BUSINESS WIRE)--May 3, 2010--Rogers Corporation (NYSE:ROG) announced today first quarter 2010 revenues of $83.9 million and earnings per diluted per share of $0.43. First quarter 2010 earnings per diluted share included one-time net charges of $0.01, which is comprised of $0.04 per diluted share related to closing costs for the previously announced acquisition of SK Utis Co., Ltd. completed on March 31, 2010, mostly offset by a one-time discrete tax benefit of $0.03 per diluted share related to recognition of reduced foreign tax exposures. The Company’s April 5, 2010 revised guidance estimated earnings of $0.35 to $0.39 per share, which included approximately $1.0 million of the aforementioned closing costs. First quarter 2009 revenues were $65.5 million with a net loss of $0.56 per share.

Printed Circuit Materials

Sales of Printed Circuit Materials for the quarter totaled $34.6 million, an increase of 15.3% from the $30.0 million reported in the first quarter of 2009. Sales were bolstered by increased demand for high frequency circuit materials across a broad array of markets and applications. Sales into the wireless infrastructure market were very strong this quarter, as they were in the first quarter of 2009; however, the build-out of the current phase of 3G in China is mostly complete in the major cities and the Company expects sales into this market to return to more normal levels for the second quarter. Printed circuit material sales into the satellite TV markets for LNB (Low Noise Blockdown) converters were relatively stable this quarter.

High Performance Foams

High Performance Foams had $31.8 million in sales for the first quarter of 2010, an increase of 84.9% compared to the first quarter 2009 sales of $17.2 million. The first quarter of 2010 saw strong demand for high performance specialty foam materials across almost all end markets, especially in mobile internet devices. Increased sales into the mass transit market were aided by demand for high performance specialty foams into seating applications in trains. In addition, the Company completed the acquisition of SK Utis Co., Ltd. on March 31, 2010, which will help support growth opportunities in this segment going forward. SK Utis Co., Ltd., established in 2005, has quickly grown into a high-quality supplier of polyurethane foam solutions for portable communications, entertainment, and industrial applications to leading Korea-based OEMs.

Custom Electrical Components

Custom Electrical Component sales for the first quarter of 2010 were $11.3 million, compared to sales of $13.2 million reported in the first quarter of 2009. The decline in revenues in this year’s first quarter as compared to last year is related to softer demand for Power Distribution Systems (PDS) products into the renewable energy market primarily in Europe and the mass transit market primarily in Asia, as some wind energy and railway infrastructure projects were postponed. Conversely, the renewable energy market that PDS serves in Asia continues to show nice growth.

Joint Ventures

Rogers’ 50% owned joint ventures had quarterly sales totaling $30.5 million compared to the $10.6 million sold in the first quarter of 2009. Sales at all of the Company’s joint ventures were up significantly across all end markets compared to the year ago quarter.

Effective March 31, 2010, the Company, in mutual agreement with Mitsui Chemicals, Inc., decided to dissolve their 50/50 joint venture, Polyimide Laminate Systems, LLC (PLS). Beginning in the second quarter, PLS activities will be absorbed into Rogers’ operations. All related income and expenses will be reported on a gross basis as part of the Company’s consolidated operating results, instead of being included as part of “other income” under the joint venture arrangement. Overall, the Company expects that this change will add approximately $5 million in revenue per quarter, but have no impact on the Company’s overall bottom line.

Operational Highlights

Rogers’ balance sheet ended the first quarter with cash and short-term investments of $42.9 million and long-term auction rate securities of $42.8 million at par value. Capital expenditures were approximately $1.3 million for the first quarter of 2010 and are expected to total approximately $20 million for the year.

The Company reported an all time record gross margin of 36.1% for the first quarter of 2010. The Company’s gross margin was 21.3% for the first quarter of 2009. This quarter’s margin was impacted favorably by the Company’s increased operating leverage as a result of the cost cutting measures taken in 2009, as well as by a build in inventory. Total inventories were $39.4 million at the end of the first quarter of 2010 as compared to $33.8 million at the end of 2009.

The Company’s first quarter effective tax rate was 22.3%. This quarter’s rate was favorably impacted by certain one-time events related to foreign tax reduction initiatives. The Company believes its annual average effective tax rate will be approximately 27% for 2010.

Robert D. Wachob, Rogers’ President and CEO commented; “In our fourth quarter 2009 release I said, “when sales begin to increase we expect to see further improvement in our gross margins”. In the first quarter, sales increased beyond our expectations and we achieved an all time record gross margin of 36.1%. The more flexible manufacturing processes that we have developed over the past few years allowed us to quickly react to our customers’ needs, and in addition build $2 million in inventory to satisfy future delivery requirements. Our markets are clearly recovering with the strongest rebound in North America with a 35% increase in sales, while Asia and Europe each gained about 25%. At the end of the first quarter we completed two transactions, the purchase of SK Utis and the dissolution of our PLS joint venture, which combined will add an estimated $8.0 million to our 2010 second quarter sales. Historically, the second quarter is generally our slowest quarter and I see this year’s second quarter shaping up that way. Therefore, I expect sales next quarter between $83 and $87 million and earnings ranging from $0.30 to $0.35 per diluted share.

About Rogers Corporation

Rogers Corporation, headquartered in Rogers, Connecticut is a global technology leader in the development and manufacture of high performance, specialty-material-based products for a variety of applications in diverse markets including: portable communications, communications infrastructure, computer and office equipment, consumer products, ground transportation, aerospace and defense. Rogers operates manufacturing facilities in the United States (Arizona, Connecticut, and Illinois), Europe (Ghent, Belgium and Bremen, Germany) and Asia (Suzhou, China and Ansan, South Korea). In Asia, Rogers maintains sales offices in Japan, China, Taiwan, South Korea and Singapore. Rogers has joint ventures in Japan and China with INOAC Corporation and in Taiwan with Chang Chun Plastics Co., Ltd.

The world runs better with Rogers. ® www.rogerscorp.com

Safe Harbor Statement

Statements in this news release that are not strictly historical may be deemed to be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and are subject to the many uncertainties that exist in the Company’s operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, rapid technological change, new product introductions, legal proceedings, and the like, are incorporated by reference from the Rogers Corporation 2009 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements. All information in this press release is as of May 3, 2010 and Rogers undertakes no duty to update this information unless required by law.

Additional Information and May 4, 2010 Conference Call

For more information, please contact the Company directly, visit Rogers’ website on the Internet, or send a message by email.

Website Address: http://www.rogerscorp.com

A conference call to discuss first quarter results will be held on Tuesday, May 4, 2010 at 9:00AM (Eastern Time).

The Rogers participants in the conference call will be:

Robert D. Wachob, President and CEO
Dennis M. Loughran, Vice President Finance and CFO
Debra J. Granger, Vice President Corporate Compliance and Controls
Robert M. Soffer, Vice President and Secretary
Ronald J. Pelletier, Corporate Controller and Principal Accounting Officer
William J. Tryon, Manager of Investor and Public Relations

A Q&A session will immediately follow management’s comments.

To participate in the conference call, please call:

1-800-574-8929	Toll-free in the United States
1-973-935-8524	Internationally
There is no passcode for the live teleconference.

For playback access, please call: 1-800-642-1687 in the United States and 1-706-645-9291 internationally through 11:59PM (Eastern Time), Tuesday, May 11, 2010. The passcode for the audio replay is 71176601.

The call will also be webcast live in a listen-only mode. The webcast may be accessed through links available on the Rogers Corporation website at www.rogerscorp.com. Replay of the archived webcast will be available on the Rogers website approximately two hours following the webcast.

(Financial Statements Follow)

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)	March 31, 2010	March 31, 2009
Net sales	$83,936	$65,475
Cost of sales	53,677	51,546
Gross margin	30,259	13,929

Selling and administrative	20,974	16,742
Research and development	3,543	5,470
Restructuring and impairment charges	-	2,795
Operating income (loss)	5,742	(11,078)

Equity income (loss) in unconsolidated joint ventures	2,218	(372)
Other income (loss) less other charges	757	(75)
Interest income, net	107	176
Income (loss) before income taxes	8,824	(11,349)

Income tax expense (benefit)	1,970	(2,631)
Net income (loss)	$6,854	$(8,718)

Net income (loss) per share:
Basic	$0.43	$(0.56)
Diluted	$0.43	$(0.56)

Shares used in computing:
Basic	15,768,697	15,638,045
Diluted	15,896,518	15,638,045

Condensed Consolidated Statements of Financial Position (Unaudited)

(IN THOUSANDS)	March 31, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$42,761	$57,738
Short-term investments	167	399
Accounts receivable, net	56,500	46,179
Accounts receivable from joint ventures	1,539	2,654
Accounts receivable, other	1,409	909
Taxes Receivable	2,677	2,677
Inventories	39,379	33,826
Prepaid income taxes	2,502	1,949
Deferred income taxes	724	484
Asbestos-related insurance receivables	6,944	6,944
Assets held for sale	5,841	5,841
Other current assets	5,363	4,615
Total current assets	165,806	164,215

Property, plant and equipment, net	120,902	123,140
Investments in unconsolidated joint ventures	27,419	33,968
Deferred income taxes	7,599	8,227
Goodwill and other intangibles	33,780	10,340
Asbestos-related insurance receivables	20,466	20,466
Long-term marketable securities	38,490	37,908
Investments, Other	5,000	5,000
Other long-term assets	4,256	4,214
Total assets	$423,718	$407,478

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$14,430	$9,308
Accrued employee benefits and compensation	18,107	16,081
Accrued income taxes payable	2,731	1,349
Asbestos-related liabilities	6,944	6,944
Other current liabilities	8,473	9,163
Total current liabilities	50,685	42,845

Pension liability	28,641	28,641
Retiree health care and life insurance benefits	8,053	8,053
Asbestos-related liabilities	20,587	20,587
Non-current income tax	8,140	8,299
Deferred Income Taxes	5,684	5,406
Other long-term liabilities	3,133	697
Shareholders’ equity	298,795	292,950
Total liabilities and shareholders’ equity	$423,718	$407,478

CONTACT:
Rogers Corporation
Financial News Contact:
Dennis M. Loughran, 860-779-5508
Vice President Finance and Chief Financial Officer
FAX: 860-779-4714
or
Investor Contact:
William J. Tryon, 860-779-4037
Manager of Investor and Public Relations
FAX: 860-779-5509
william.tryon@rogerscorporation.com